Exhibit 5.2

Avocats à la Cour de Paris Solicitors of the Supreme Court of England and Wales	25 rue de Marignan 75008 Paris Telephone (33) 1 56 43 56 43 Facsimile (33) 1 43 59 41 96 Palais J 030

Compagnie Générale de Géophysique
Tour Maine-Montparnasse
33, avenue du Maine
B.P. 191
75755 Paris Cedex 15
France

July 13, 2005

Our Ref	GRLE

Dear Sirs,

Compagnie Générale de Géophysique (the “Company”)
U.S.$165,000,000 7 1/2% Senior Notes due 2015 (the “New Notes”)
Guaranteed (the “New Guarantees”) by Sercel Inc., Sercel Canada Ltd., Sercel Australia Pty Ltd, CGG Americas, Inc., CGG Canada Services Ltd. and CGG Marine Resources Norge A/S (the “Guarantors” and together with the Company, the “Issuers”)

1	We have acted as French legal advisers to the Company in connection with the registration of the New Notes and the New Guarantees under the U.S. Securities Act of 1933 (the “Securities Act”) and the proposed offer by the Company to exchange the New Notes and the New Guarantees for U.S.$165,000,000 aggregate principal amount of the Company’s 7 1/2% senior notes due 2015 (the “Original Notes” and, together with the New Notes, the “Notes”) and the Guarantors’ guarantees thereof (the “Original Guarantees”), each of which were originally issued on April 28, 2005.

2	This opinion is limited to French law and is given on the basis that it will be governed by and construed in accordance with French law.

3	We also are delivering to you an opinion dated the date hereof with respect to certain matters of United States federal law and the laws of the State of New York. We have relied on such opinion, filed as Exhibit 5.2 to the Registration Statement, with respect to the opinions set forth herein insofar as they may be affected by matters of United States federal law or the laws of the State of New York and, insofar as the opinions set forth herein may be affected by matters of United States federal law or the laws of the State of New York, they are subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in such opinion.

4	For the purpose of this opinion, we have examined the documents listed and, where appropriate, defined in the Schedule to this letter.

A list of the names of the partners and their professional qualifications is open to inspection at the above office. The partners are solicitors, registered foreign lawyers or registered European lawyers.

Please refer to www.linklaters.com/regulation for important information on the regulatory position of the firm.

5	We have assumed that:

5.1	Except in the case of the Company, all relevant documents are within the capacity and powers of, and have been validly authorized by, each party and that those documents have been or will be validly executed and delivered by the relevant party.

5.2	All documents examined by us as copies or specimen documents conform to their originals and the signatures on the originals of all documents examined by us are genuine.

6	In our opinion:

6.1	The Company is a société anonyme duly established and validly existing under the laws of the Republic of France and registered with the Registre du commerce et des sociétés of Evry.

6.2	The Company has the corporate power to enter into and perform its obligations under the Indenture and to issue and perform its obligations under the New Notes and has taken all necessary action to authorize the entry into and its performance of its obligations under the Indenture and the issue and offering of the New Notes in exchange for the Original Notes, and the representatives of the Company named in paragraph 4 of the Schedule have the authority to execute, issue and deliver the New Notes in exchange for the Original Notes.

6.3	The Indenture has been duly authorized, executed and delivered by the Company.

7	We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Legal Matters” in the prospectus contained therein. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Yours faithfully,

Gilles Endréo
Avocat à la Cour

SCHEDULE

1	A certified copy of the statuts of the Company dated June 30, 2005.

2	A certified copy of extracts of the Minutes of the Board of Directors of the Company held on 8 March 2005, containing the resolution approving the issue of the Notes and delegating to the Directeur Général the power to determine the final conditions of the Notes.

3	A certified copy of extracts of the Minutes of the Board of Directors of the Company held on 22 April 2005, containing the resolution approving the increase in the amount of the issue of the Notes and delegating to the Directeur Général of the power to carry out the issue.

4	A certified copy of a decision of Mr Robert Brunck, Directeur Général of the Company, dated 22 April 2005, resolving upon the issue of and determining the final conditions of the Notes and delegating to Michel Ponthus, Gérard Chambovet and Christophe Pettenati-Auzière the power to sign the Indenture and take all action required in connection with the issue of the Notes.

5	Extrait K-bis issued by the Registre du commerce et des sociétés of Evry relating to the Company, dated July 7, 2005.

6	Certificat de non-faillite relating to the Company dated July 4, 2005.

7	A copy of the Offering Memorandum dated April 21, 2005 relating to the issue of the Original Notes.

8	A copy of the registration statement dated July 13, 2005 relating to the exchange of the New Notes and the New Guarantees for the Original Notes and the Original Guarantees (the “Registration Statement”).

9	An executed copy of the Purchase Agreement dated 21 April 2005, 2005 between the Issuers and the Initial Purchasers relating to the subscription and offering of the Original Notes and the Original Guarantees.

10	An executed copy of the Indenture dated April 28, 2005, between the Issuers and JP Morgan Chase Bank National Association, as trustee, together with an authentication order signed by the Company, as provided in the Indenture, (the “Indenture”).

11	A certified copy of the Officer’s Certificate dated 28 April 2005.

12	A certified copy of the Secretary’s Certificate dated 28 April 2005.